Exhibit 99.2
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES (UNAUDITED)
GLOBAL PAYMENTS INC. AND SUBSIDIARIES
(In thousands, except per share data)

GAAP	Q1	Q2	Q3	Q4	2024

Revenues	$2,420,187	$2,568,768	$2,601,552	$2,515,386	$10,105,894

Operating income	$452,252	$572,623	$475,581	$833,148	$2,333,605

Net income attributable to Global Payments	$313,307	$374,760	$315,125	$567,173	$1,570,365

Diluted earnings per share attributable to Global Payments	$1.22	$1.47	$1.24	$2.25	$6.16

Diluted weighted-average number of shares outstanding	257,588	255,166	254,897	251,766	254,845

Adjustments	Q1	Q2	Q3	Q4	2024

Net revenue adjustments (1)	$(236,248)	$(244,647)	$(244,621)	$(226,371)	$(951,887)

Operating income adjustments (2)	$457,253	$434,461	$559,987	$171,017	$1,622,718

Earnings adjustments (2)	$453,911	$431,559	$541,454	$174,268	$1,601,192

Income taxes on adjustments (3)	$(133,030)	$(92,478)	$(113,126)	$(23,509)	$(362,143)

Non-GAAP	Q1	Q2	Q3	Q4	2024

Adjusted net revenue	$2,183,939	$2,324,121	$2,356,931	$2,289,015	$9,154,007

Adjusted operating income	$909,505	$1,007,084	$1,035,569	$1,004,165	$3,956,323

Adjusted net income attributable to Global Payments	$634,188	$713,840	$743,454	$717,931	$2,809,413

Adjusted diluted earnings per share attributable to Global Payments	$2.46	$2.80	$2.92	$2.85	$11.02

Diluted weighted-average number of shares outstanding	257,588	255,166	254,897	251,766	254,845

(1)Includes adjustments to revenues for gross-up related payments (included in operating expenses) associated with certain lines of business to reflect economic benefits to the company. For the three months ended March 31, 2024, June 30, 2024, September 30, 2024, and December 31, 2024, net revenue adjustments also included $0.5 million, $0.4 million, $1.0 million, and $0.3 million, respectively, to eliminate the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses. These quarterly adjustments amounted to $2.2 million for the year ended December 31, 2024.

(2)Includes adjustments for acquisition-related amortization expense, acquisition, integration and separation expense, gains or losses on business dispositions, business transformation activities, and certain other items specific to each reporting period as further described below.

For the three months ended March 31, 2024, adjustments included $343.2 million in cost of services (COS) and $113.6 million in selling, general and administrative expenses (SG&A). Adjustments to COS consisted of amortization of acquired intangibles of $343.2 million. Adjustments to SG&A included acquisition, integration and separation expenses of $78.9 million, employee termination benefits of $24.9 million, and other items of $9.8 million.

For the three months ended June 30, 2024, adjustments included $345.9 million in COS and $88.1 million in SG&A. Adjustments to COS consisted of amortization of acquired intangibles of $345.9 million. Adjustments to SG&A included acquisition, integration and separation expenses of $55.7 million, employee termination benefits of $10.1 million, and other items of $22.3 million.

For the three months ended September 30, 2024, adjustments included $347.1 million in COS and $211.8 million in SG&A. Adjustments to COS included amortization of acquired intangibles of $347.6 million and other items of $(0.5) million. Adjustments to SG&A included acquisition, integration and separation expenses of $45.8 million, employee termination benefits of $40.9 million, charges for business transformation activities of $59.2 million, charges of $55.8 million for technology assets that will no longer be utilized under a revised technology architecture development strategy, and other items of $10.2 million.

For the three months ended December 31, 2024, adjustments included $332.8 million in COS and $111.0 million in SG&A. Adjustments to COS included amortization of acquired intangibles of $332.6 million and other items of $0.2 million. Adjustments to SG&A included acquisition, integration and separation expenses of $31.2 million, employee termination benefits of $4.3 million, facilities exit charges of $6.8 million, charges for business transformation activities of $39.9 million, non-cash asset write-offs of $18.2 million for discontinued initiatives, and other items of $10.6 million. For the three months ended December 31, 2024, earnings adjustments to operating income also included the elimination of a $273.1 million gain on business dispositions.

For the year ended December 31, 2024, adjustments included $1,369.1 million in COS and $524.5 million in SG&A. Adjustments to COS included amortization of acquired intangibles of $1,369.3 million and other items of $(0.2) million. Adjustments to SG&A included acquisition, integration and separation expenses of $211.6 million, employee termination benefits of $80.1 million, facilities exit charges of $13.4 million, charges for business transformation activities of $99.1 million, non-cash charges of $55.8 million for technology assets that will no longer be utilized under a revised technology architecture development strategy, non-cash asset write-offs of $18.2 million for discontinued initiatives, modernization charges of $22.9 million, and other items of $23.5 million. For the year ended December 31, 2024, earnings adjustments to operating income also included the elimination of a $273.1 million gain on business dispositions.

(3)Income taxes on adjustments reflects the tax effect of earnings adjustments to income before income taxes. The tax rate used in determining the tax effect of earnings adjustments is either the jurisdictional statutory rate in effect at the time of the adjustment or the jurisdictional expected annual effective tax rate for the period, depending on the nature and timing of the adjustment.

Note: Amounts may not sum due to rounding.
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